UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No._)*

                               Zyla Life Sciences
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   98986F108
             -----------------------------------------------------
                                 (CUSIP Number)

                                 December 31, 2019
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.98986F108                     13G
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:
       Signature Global Asset Management (the "Portfolio Manager"),
       a business unit of CI Investments Inc.
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [ ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Province of Ontario, Canada
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            935,161
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            935,161
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       935,161
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:
       [ ]
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       9.99%(1)
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, FI
--------------------------------------------------------------------------------

(1) 	Based upon 9,360,968 Shares of Common Stock of Zyla Life Sciences
	(the "Issuer") outstanding as of November 9, 2019 as reported in the Issuer's Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on November 14, 2019.



Item 1.     (a)   Name of Issuer:

                  Zyla Life Sciences
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  600 Lee Road, Suite 100
		  Wayne, Pennsylvania 19087
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

		  Signature Global Asset Management (the "Portfolio Manager"),
		  a business unit of CI Investments Inc.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  2 Queen Street East
                  Twentieth Floor
		  Toronto, Ontario, Canada
		  M5C 3G7
                  --------------------------------------------------------------
            (c)   Citizenship:

                  See Item 4 on the cover page hereto.
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  98986F108
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) [ ] An investment adviser in accordance with Sections 240.13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [x] a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership

           (a) Amount beneficially owned:
           935,161

           (b) Percent of Class:
           9.99%

           (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    See Item 5 on the cover page hereto.

              (ii)  Shared power to vote or to direct the vote:
                    See Item 6 on the cover page hereto.

              (iii) Sole power to dispose or to direct the disposition of:
                    See Item 7 on the cover page hereto.

              (iv)  Shared power to dispose or to direct the disposition of:
                    See Item 8 on the cover page hereto.

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification.

By signing below I certify that, to the best of my knowledge and belief, (i) the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with nomination under Section 240.14a-11; and (ii) the foreign regulatory scheme applicable to the non-U.S. institutions above is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S institution(s). I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.


                                  Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       January 27, 2020

Signature:  /s/ Anne Ramsay
            --------------------------------------------------------------------

Name/Title: Anne Ramsay, Chief Compliance Officer